Exhibit 99.1

Ichor Announces Preliminary Results for the Fourth Quarter of 2022

Current WFE Demand Environment Reflects Further Curtailment of Near-Term Spending Plans

FREMONT, Calif., January 10, 2023–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced preliminary results for the fourth quarter of 2022 and a preliminary revenue outlook for the first quarter of 2023.

For the fourth quarter of 2022, Ichor expects to report:

•	Revenues of $300 to $302 million, which represents year-over-year growth of approximately 5% and a sequential decline of approximately 15%; and
•	Strong cash flows from operations, with total cash growing to approximately $82 million at year-end.

Commenting on the announcement, Jeffrey Andreson, chief executive officer, said “As we progressed through the fourth quarter, it became evident that the areas of weakness in wafer fab equipment, particularly those related to memory spending, have resulted in further reductions in near-term demand from our customers. As a result, we are currently witnessing quarter-over-quarter revenue declines that are modestly higher than what we were expecting a couple of months ago. With our current visibility, we expect first quarter 2023 revenues to be in the range of $210 to $240 million. At this time, we do not expect similar levels of sequential declines beyond the first quarter. During this period, we will continue to demonstrate our ability to manage the cost structure of the business through the cycles and deliver solid financial results and cash flow generation. We look forward to providing an update on our Q4 earnings call in early February.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA. https://ir.ichorsystems.com.

We use a 52- or 53-week fiscal year ending on the last Friday in December. Our fiscal years ended December 30, 2022, and December 31, 2021, are 52 weeks and 53 weeks, respectively. References to 2022 and 2021 relate to the fiscal years then ended.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “may,” “will,” “projects,” “plans,” “predicts,” “believes,” “could,” “estimates,” “targets,” “anticipates,” “look forward,” and similar expressions are used to identify these forward-looking statements.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for our fourth fiscal quarter of 2022, the first quarter of 2023 and the outlook beyond the first quarter, statements regarding the impacts of current macroeconomic conditions, U.S. export restrictions on semiconductor-related goods and services, materials or component shortages from suppliers, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including: (1) geopolitical, economic and market conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, currency fluctuations, challenges in the supply chain and any disruptions in European economies as a result of the conflict in Ukraine, (2) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (3) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (4) negotiating leverage held by our customers, (5) competitiveness and rapid evolution of the industries in which we participate, (6) risks associated with weakness in the global economy and geopolitical instability, (7) keeping pace with developments in the industries we serve and with technological innovation generally, (8) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (9) managing our manufacturing and procurement process effectively, (10) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (11) dependence on a limited number of suppliers, and (12) the impact of the COVID‑19 pandemic, any related or unrelated public health threat or fear of such event on economic activity, us and our customers, suppliers, employees, and other business relations, including, but not limited to, demand for our products, workforce availability, and costs to manufacture our products. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors, and uncertainties identified in the "Risk Factors" section of our Annual Report on Form 10‑K filed with the SEC on February 28, 2022.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in our expectations, future events or developments, or otherwise, except as required by law.

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

ir@ichorsystems.com

Source: Ichor Holdings, Ltd.